Exhibit 10.1

Execution Version

CONFIDENTIAL TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

Thomas Giacomini and John Bean Technologies Corporation

This Confidential Transition, Separation and General Release Agreement (this “Agreement”) is entered into between Thomas Giacomini (“Mr. Giacomini”) and John Bean Technologies Corporation (the “Company”) as of September 25, 2020. Any capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Employment Agreement between the Company and Thomas Giacomini, effective September 20, 2019 (the “Employment Agreement”).

I.	TRANSITION AND SEPARATION FROM EMPLOYMENT

Mr. Giacomini is currently a director, President and Chief Executive Officer of the Company. Mr. Giacomini and the Company agree that it is in the best interest of Mr. Giacomini and the Company for Mr. Giacomini’s employment relationship with the Company to transition under the terms set forth below, and end as of October 1, 2020 (hereinafter the “Separation Date”):

Mr. Giacomini hereby resigns from the Board of Directors of the Company and from all positions with the Company and its Subsidiaries as of September 25, 2020, and from employment with the Company as of October 1, 2020.

The Company and Mr. Giacomini will prepare mutually agreeable statement(s) to be used to announce Mr. Giacomini’s transition and separation from the Company, at time(s) to be agreed upon by the parties, subject to any requirements under securities disclosure regulations.

II.	BENEFITS/CONSIDERATION

In exchange for the consideration provided under this Agreement, Mr. Giacomini will receive a lump sum payment (the “Separation Payment”) equal to:

(i)	$5,200,149; plus

(ii)	the value of 13,395 shares of the Company’s common stock based on a per share value equal to the closing price on October 1, 2020.

The Separation Payment is contingent upon Mr. Giacomini’s execution and non-revocation of this Agreement and of the Supplemental Release, a copy of which is attached hereto as Exhibit A, which Mr. Giacomini must sign on the Separation Date. Provided Mr. Giacomini timely executes and does not revoke this Agreement and the Supplemental Release, and complies with this Agreement, the Company will pay Mr. Giacomini the Separation Payment no later than October 31, 2020. If Mr. Giacomini fails to timely execute, or revokes this Agreement or the Supplemental Release, then he will not be entitled to the Separation Payment. Any attempted revocation of the Agreement or Supplemental Release following receipt of the Separation Payment shall be null and void.

The parties further agree that this Agreement will not negatively impact Mr. Giacomini’s: (i) entitlement to benefits accrued under the John Bean Technologies Corporation Salaried Employees’ Retirement Program, the John Bean Technologies Corporation Savings and Investment Plan, the John Bean Technologies Corporation Salaried Employees’ Equivalent Retirement Plan, the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan; or (ii) any of Mr. Giacomini’s other vested benefits under any other employee benefit plans not listed in (i), all of which shall be payable in accordance with the terms of the respective plans.

Except as specifically stated herein, Mr. Giacomini understands that all of his entitlement to compensation and Company-provided benefits will cease on the Separation Date. Mr. Giacomini further understands and agrees that upon receiving the Separation Payment, he shall not be entitled to any additional payments or benefits from the Company without limitation. Mr. Giacomini expressly understands and agrees that all unvested LTIP Awards will terminate on the Separation Date. Mr. Giacomini understands and agrees that the Company is entitled to withhold from any amounts payable under this Agreement all taxes as may be legally required (including, without limitation, any federal taxes and any other state, city, or local taxes).

III.	RELEASE AND WAIVER

In consideration for the benefits and consideration described above, Mr. Giacomini, on behalf of himself and his heirs, spouse, family members, assigns, successors, executors, administrators or agents (collectively, including Mr. Giacomini, the “Releasing Parties”), hereby unconditionally, knowingly and voluntarily releases, waives, and forever discharges the Company, its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (“Released Parties”) from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, Mr. Giacomini’s employment with the Company, his separation from the Company, and/or end of his employment, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Illinois Constitution, the Illinois Wage Payment and Collection Act, the anti-retaliation provisions of the Illinois Workers’ Compensation Act, Illinois Minimum Wage Law, Illinois Whistleblower Act, Illinois Human Rights Act or any other federal, state, or local law, statute, or ordinance affecting his employment with or separation from the Company. Mr. Giacomini’s release of claims includes any and all claims of discrimination, retaliation and any other type.

Nothing in this Agreement is intended to prevent Mr. Giacomini from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Mr. Giacomini waives the right to individual relief based on claims asserted in such a charge or complaint, except for any instances where such a waiver is prohibited.

The Company and Mr. Giacomini both understand that this Agreement does not release any rights or claims of Mr. Giacomini against any of the Released Parties (i) that arise after the date this Agreement is signed by Mr. Giacomini, until and unless the Supplemental Release is executed, and thereafter, with respect to those that arise after the date the Supplemental Release is executed by Mr. Giacomini, (ii) that cannot be released as a matter of law, or (iii) to enforce the terms of this Agreement.

IV.	VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; 21-DAY PERIOD

Mr. Giacomini acknowledges that:

(a)        He has read this Agreement, and understands its legal and binding effect. He is acting voluntarily and of his own free will in executing this Agreement.

(b)       The consideration for this Agreement, described above, is in addition to anything of value to which he already is entitled.

(c)        He has had the opportunity to seek, and he was advised in writing to seek, legal counsel prior to signing this Agreement.

(d)        He has been given at least twenty-one (21) days to consider the terms of this Agreement before signing it (the “Consideration Period”) and that if he signs the Agreement prior to expiration of the Consideration Period, he is knowingly and voluntarily waiving the remainder of the Consideration Period.

(e)        He agrees with the Company that changes, whether material or immaterial, do not restart the running of the 21-day Consideration Period.

(f)         He has (i) received all compensation due him as a result of services performed for the Company up through his execution of this Agreement; (ii) reported to the Company any and all work-related injuries incurred by him during his employment by the Company; and (iii) provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity.

V.	REVOCATION

If Mr. Giacomini signs this Agreement and the Supplemental Release, it is because he freely chose to do so after considering its terms. Additionally, Mr. Giacomini shall have seven (7) days from the date of the signing of this Agreement and from the date of signing the Supplemental Release, to revoke this Agreement by delivering a written notice of revocation to the Company’s Executive Vice President, Human Resources at the Company’s headquarters location in Chicago, Illinois. The parties understand and agree that the release and waiver set forth above, as well as all other provisions of this Agreement, will not be effective until after this seven-day period has expired. If the revocation day expires on a weekend or holiday, Mr. Giacomini will have until the end of the next business day to revoke.

VI.	BINDING AGREEMENT

Mr. Giacomini understands that following the seven-day revocation period, this Agreement will be final and binding. Mr. Giacomini promises that he will not pursue any claim that he has waived and/or released by the Agreement. If Mr. Giacomini breaks that promise, he agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this provision does not apply to claims that he may have under the OWBPA and the ADEA.

VII.	CONFIDENTIAL INFORMATION, NON COMPETITION, NON SOLICITATION AND INVENTIONS

Mr. Giacomini acknowledges and agrees that he shall remain bound by, and the Separation Payment made hereunder shall be subject to, Section 6 of the Employment Agreement and the Restrictive Covenant Agreement executed pursuant thereto, and hereby reaffirms the Restrictive Covenant Agreement.

Mr. Giacomini agrees to reasonably cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties or Company customers that relate to matters within the knowledge or responsibility of Mr. Giacomini; provided there is no conflict between Mr. Giacomini’s legal interests and those of the Company in the reasonable judgment of Mr. Giacomini or his legal counsel. The Company agrees to reimburse all reasonable expenses incurred by Mr. Giacomini in connection with such assistance, including reasonable travel, meals, rental car, and hotel expenses, if any; provided such expenses are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time. The parties further agree that the indemnification and insurance provisions contained in Section 7 and the clawback provisions contained in Section 16 of the Employment Agreement shall remain in effect.

The Company and Mr. Giacomini agree not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the other, or any of their affiliates, or the products, services, representatives or employees of any of the foregoing.

VIII.	GENERAL PROVISIONS

It is the intention of the parties that the payments to which Mr. Giacomini is entitled pursuant to this Agreement will not be subject to the additional tax and interest under the Internal Revenue Code Section 409A (“Section 409A”). If Mr. Giacomini or the Company believes at any time, that such payments are subject to Section 409A, it shall advise the other and the Company and Mr. Giacomini shall reasonably cooperate in good faith to take such steps as necessary, including amending, (and, as required, consenting to the amendment of) the terms of any plan or program under which the payments are to be made, including this Agreement, to avoid the imposition of a Section 409A tax, in each case, without material diminution in the value of the payments or benefits to Mr. Giacomini.

The validity of this Agreement shall be construed under Illinois law. This Agreement constitutes the complete and total agreement between the Company and Mr. Giacomini with respect to issues addressed herein and supersedes and replaces any and all prior understandings and agreements (written, oral, or implied) regarding all matters addressed herein. However, this Agreement shall not in any way affect, modify, or nullify any agreement Mr. Giacomini has entered into with the Company which obligates him to protect the Company’s confidential information, refrain from competing with the Company, or soliciting Company employees or customers after his employment ends, including, but not limited to, such restrictions as contained in the Employment Agreement and/or the Restrictive Covenant Agreement.

The parties mutually understand and agree that this Agreement does not constitute any admission of fault, responsibility or liability on the part of Mr. Giacomini or the Company. The parties further agree and acknowledge that this Agreement is based solely upon the unique circumstances involved and has no precedential value whatsoever regarding other past, current or future employees of the Company.

Mr. Giacomini represents that he is not relying on any other agreements or oral representations not fully expressed in this document. Mr. Giacomini agrees that this Agreement shall not be modified, altered, or discharged except by a written instrument signed by the Board of Directors of the Company (or its designee), except as set forth in the last two sentences of this paragraph. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement. Mr. Giacomini further agrees that this document may be used as evidence in a subsequent proceeding in which the Company or he alleges a breach of this Agreement or as a complete defense to any lawsuit. Other than this exception, Mr. Giacomini agrees that this Agreement will not be introduced as evidence in any administrative proceeding or in any lawsuit. Mr. Giacomini and the Company agree that if any provision of this Agreement is held invalid in any respect by a court of competent jurisdiction, it shall not affect the validity of any other provision of this Agreement. Further, Mr. Giacomini and the Company agree that if any provision of Section VII of this Agreement is held by a court of competent jurisdiction to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Confidential Transition, Separation and General Release Agreement as of the date first written above.

THOMAS GIACOMINI	JOHN BEAN TECHNOLOGIES CORPORATION

/s/ Thomas Giacomini	By:	/s/ Alan Feldman
Signature		Alan Feldman
Chairman of the Board

EXHIBIT A

SUPPLEMENTAL RELEASE

WHEREAS, Thomas Giacomini and John Bean Technologies Corporation, a Delaware corporation (the “Company”) previously entered into that certain Confidential Transition, Separation and General Release Agreement, dated as of September 25, 2020 (the “Agreement”); and

WHEREAS, the Agreement provides that the Separation Payment contemplated therein shall not become payable to Thomas Giacomini unless he signs this Supplemental Release reaffirming his waiver and release of claims contained in the Agreement as of the date hereof;

WHEREAS, Thomas Giacomini desires to reaffirm his waiver and release of claims as contained in the Agreement by executing this Supplemental Release.

NOW, THEREFORE:

1.        In consideration for the mutual promises contained in the Agreement, Thomas Giacomini hereby reaffirms in full, as of the date hereof, his waiver and release of claims as contained in the Agreement.

2.        Thomas Giacomini is executing this Supplemental Release knowingly and voluntarily, without duress or reservation of any kind, and without reliance upon any representations or promises other than those contained in the Agreement.

3.        This Supplemental Release shall be effective as of the date hereof and subject to revocation as provided in Section V of the Agreement.

IN WITNESS WHEREOF, Thomas Giacomini has executed this Supplemental Release as of the date written below and agrees to be bound hereby.

THOMAS GIACOMINI

Signature	October ____, 2020